LUTHER KING CAPITAL MANAGEMENT

                                 CODE OF ETHICS

                                FEBRUARY 29, 2000

                         STATEMENT OF GENERAL PRINCIPLES


This statement of policy deals with codes of ethics under Rule 17j-1 of the Investment Company Act of 1940. It applies to Luther King Capital Management as a registered investment adviser but does not supplant other obligations or prohibitions to which Luther King Capital Management may be subjected under the Investment Adviser Act of 1940.

The Code of Ethics is based on the principle that the officers, directors and employees of Luther King Capital Management owe a fiduciary duty to clients to conduct their personal securities transactions in a manner which does not interfere with client portfolio transactions or otherwise take unfair advantage of their relationship with clients. In all cases, the best interest of clients must come first. All personal security transactions must be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest. Persons covered by the Code of Ethics must adhere to this general principle as well as comply with the specific provisions of the Code of Ethics.


SECTION I - DEFINITIONS

A.       Definitions

         1.       "Adviser" means Luther King Capital Management.

         2. "Access person" means any director, officer, shareholder or adviser person of the Adviser who makes any recommendation regarding the purchase or sale of a security by the Adviser, participates in the determination of which recommendation shall be made to clients of the Adviser, or who, in connection with his duties, obtains any information concerning securities recommendations being made by the Adviser.


SECTION II  - APPLICABILITY OF CODE OF ETHICS

This Code of Ethics shall apply to any employee of the firm who meets the definition of "access person." This definition includes portfolio managers, analysts and traders employed by the Adviser who provides service to any client to which the Adviser acts as investment adviser. There may be additional employees who fall within the definition of "access person" who, because of the nature of their position, possess information regarding the securities that the Adviser will purchase or sell on behalf of its clients. A comprehensive list of all "access people" will be compiled and maintained by Luther King Capital Management.

SECTION III - TEXT OF RULE 17J-1 OF THE INVESTMENT COMPANY ACT
The actual text of Rule 17j - 1(a) pursuant to which this Code of Ethics is adopted is attached as Exhibit A. All "access persons" are required to familiarize themselves with this rule and execute the attached Acknowledgment Form. This form should be forwarded to Jacqui Brownfield.


SECTION IV - RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

Personal investment activities of all "access persons" employed by the Adviser must remain within the parameters set forth below. There may be limited circumstances where exceptions to these restrictions will be allowed. Any such requests will be reviewed on an individual basis by Scot Hollmann.

         a) Prohibition on acquiring securities in an initial public offering within 30 days of the initial offering.

         b)       Prior approval for participation in private placements.

Acquisitions of securities in a private placement will be subject to a process of prior review. Prior approval shall be obtained from Jacqui Brownfield prior to any participation in a private placement by an "access person".

         c)       Duplicate copies of broker's confirmations to employer.

All "access persons" are required to have their broker(s) supply duplicate copies of confirmations of all personal securities transactions directly to Jacqui Brownfield. The quarterly Report of Security Transactions (attached) should be completed and forwarded to Jacqui Brownfield by the 10th day following the end of a calendar quarter. The transactions reported on the confirmations will be reviewed for compliance each quarter. If these reports are not turned in by the 10th, paychecks will be withheld until that time when the reports are completed in proper form.

         d)       Pre-clearance of personal securities transactions.

"Access Persons" will be required to pre-clear personal securities transactions through the trading department. All "access persons" must submit the attached Personal Transaction Pre-Clearance Form to a trader before executing any personal securities transaction. The security will be checked against current trades to determine whether the purchase or sale would violate the Code of Ethics. All "access persons" are allowed to buy or sell a security for their own account under the condition that no client trade in the security is currently being worked on the trading desk. The intent of this restriction is to insure that "access persons" do not benefit from knowledge of client transactions and that access person trades do not interfere with client transactions.

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         e)       Disclosure of personal holdings.

Upon commencement of employment, all "access persons" are required to submit the attached Disclosure of Personal Holding Form listing all securities that they hold. The form should be forwarded to Jacqui Brownfield.

         f)       Gifts

All "access persons" are prohibited from accepting gifts of more than de minimus value from any individual doing business with or on behalf of a client to which Luther King Capital Management acts as or adviser. Business meals and entertainment are excluded from the definition of "gift."

         g)       Service as a director.

All "access persons" are prohibited from serving on the boards of directors of any publicly traded company absent prior authorization from Luther King. Authorization will be based upon a determination that the board service would be consistent with the interests of any client that the "access person" services. This restriction does not apply to service on the board of any not-for-profit corporation or organization.

SECTION V - EXEMPTED TRANSACTIONS

The following transactions are specifically exempted from coverage by this Code of Ethics:

         a) Transactions in Securities issued by the Government of the United States.

         b)       Transactions in shares of open-ended investment companies.

         c)       Transactions involving bank certificates of deposit.

         d) Transactions effected in any account over which the "access person" has no direct influence or control (e.g., blind trust, discretionary account or Trust managed by a third party).

         e) Transactions which are part of an automatic dividend reinvestment plan.


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SECTION VI - OVERSIGHT OF CODE OF ETHICS

The reports filed by "access persons" pursuant to this Code of Ethics will be reviewed on a quarterly basis and compared to transactions entered into by the Adviser on behalf of the clients to which it acts as investment adviser. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to Luther King.

Luther King shall consider reports made to him and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as he deems appropriate. These sanctions may include, among other things, suspension or termination of employment with the Firm.

                         LUTHER KING CAPITAL MANAGEMENT
                     CODE OF ETHICS & INSIDER TRADING POLICY

                                 ACKNOWLEDGMENT



         I hereby acknowledge receipt of Luther King Capital Management's Code of Ethics and Insider Trading Policy and certify that I have read them and agree to abide by them. I hereby certify that I have never been found civilly liable for or criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law of insider trading are now pending or, to my knowledge, threatened by any person or authority.



Date:__________________________             __________________________
                                                           (Signature)


                                            __________________________
                                                          (Print Name)


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                         LUTHER KING CAPITAL MANAGEMENT
                     CODE OF ETHICS & INSIDER TRADING POLICY

                              ANNUAL CERTIFICATION



         I hereby certify that I have complied with the requirements of the Code of Ethics and the Insider Trading Policy and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.



Date____________________________            ____________________________
                                                             (Signature)


                                            ____________________________
                                                            (Print Name)

                         LUTHER KING CAPITAL MANAGEMENT
                                 CODE OF ETHICS

                     PERSONAL TRANSACTION PRE-CLEARANCE FORM

Date:__________________

Employee:_____________________


Bought / Sold _______________ shares of ________________________ at _________
                  (number)                      (company)            (price)

through _______________________________ on ____________________.
                  (broker)                      (trade date)


EMPLOYEE:
I certify that, to the best of my knowledge, this security is not currently being traded on behalf of Luther King Capital Management clients.




___________________________
(Employee's signature)




TRADER:
I certify that, to the best of my knowledge, this security is not currently being traded on behalf of Luther King Capital Management clients.


Trade approved by: ________________________ at _________ on _______________.
                          (trader)              (time)          (date)

                       FULL TEXT OF INVESTMENT COMPANY ACT
                                   RULE l7j-1
                               17 C.F.R 270.17j-1

    Certain Unlawful Acts, Practices or Courses of Business and Requirements Relating to Codes of Ethics with Respect to Registered Investment Companies

Reg. ss. 270.17j-1. (a) It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired, as defined in this section, by such registered investment company -

     (1) To employ any device, scheme or artifice to defraud such registered investment company;

     (2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

     (4) To engage in any manipulative practice with respect to such registered investment company.

                    (b)(1) Every registered investment company, and each
               investment adviser of or principal underwriter for such investment company, shall adopt a written code of ethics containing provisions reasonably necessary to prevent its access persons from engaging in any act, practice, or course of business prohibited by paragraph (a) of this section and shall use reasonable diligence, and institute procedures reasonably necessary, to prevent violations of such code.

     (2) The requirements of paragraph (b)(l) shall not apply to any underwriter (i) which is not an affiliate person of the registered investment company or its investment adviser and (ii) none of whose officers, directors or general partners serves as an officer, director or general partner of such registered investment company or investment adviser.

                (c)(1) Every access person of a registered investment company or of an investment adviser of or principal underwriter for such investment company shall report to such investment company, investment adviser or principal underwriter of which he or she is an access person the information described in paragraph (c)(2) with respect to transactions in any security in which such access person has, or by reason of such transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, in the security: Provided, however that any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. For purposes of this section, beneficial ownership shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of section 16 of the Securities Exchange Act of 1934 [15 U.S.C. 78p] and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the access person has or acquires.

         (2) Every report required to be made pursuant to paragraph (c)(l) shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

               (i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

               (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (iii) The price at which the transaction was effected; and

               (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

               (3) Notwithstanding the provision of paragraph (c)(1) no person shall be required to make a report:

                    (i) With respect to transactions effected for any account
               over which such person does not have any direct or indirect influence or control;

                    (ii) If such person is not an "interested person" of a
               registered investment company within the meaning of section 2(a)(19) of the Act [15 U.S.C. 80a2(a)(19)], and would be required to make such a report solely by reason of being a director of such investment company, except where such director knew or, in the ordinary course of fulfilling his official duties as a director of the registered investment company, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the director such security is or was purchased of sold by such investment company or such purchase or sale by such investment company is or was considered by the investment company or its investment adviser;

                    (iii) Where the principal underwriter, as to which such
               person is an access person, (A) is not an affiliated person of the registered investment company or any investment adviser of such investment company, and (B) has no officers, directors, or general partners who serve as officers, directors or general partners of such investment company or any such investment adviser, or

                    (iv) Where a report made to an investment adviser would
               duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) [17 C.F.R. 275.204-2(a)(12) and 275.204-2(a)(13)]
               under the Investment Advisers Act of 1940 [15 U.S.C. 80b-1, et seq.].

               (4) Each registered investment company, investment adviser and principal underwriter to which reports are required to be made pursuant to this section shall identify all access persons who are under a duty to make such reports to it and shall inform such persons of such duty.

               (d) Each registered investment company, investment adviser and principal underwriter which is required to adopt a code of ethics or to which reports are required to be made by access persons shall, at its principal place of business, maintain records in the manner and to the manner and to the extent set forth below, and make such records available to the Commission or any representative thereof at any time and from time to time for reasonable periodic, special or other examination.

               (1) A copy of each such code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

               (2) A record of any violation of such code of ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

               (3) A copy of each report made by an access person pursuant to this rule shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

               (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this section shall be maintained in an easily accessible place.

               (e) As used in this rule

               (1) "Access person" means:

                    (i) With respect to a registered investment company or an
               investment adviser thereof, any director, officer, general partner, or advisory person, as defined in this section, of such investment company or investment adviser;

                    (ii) With respect to a principal underwriter, any director, officer, or general partner of such principal underwriter who in the ordinary course of his business makes, participates in or obtains information regarding the purchase or sale of securities for the registered investment companies for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation to such investment company regarding the purchase or sale of securities.

                    (iii) Notwithstanding the provisions of paragraph (e)(l)(i), where the investment adviser is primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients; the term "access person" shall mean: any director, officer, general partner, or advisory person of the investment adviser who, with respect to any registered investment company, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any registered investment company; or who, in connection with his duties, obtain any information concerning securities recommendations being made by such investment adviser to any registered investment company; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment adviser to any registered investment company.

                    (iv) An investment adviser is "primarily engaged in a
               business or businesses other than advising registered investment companies or other advisory clients" when, for each of its most recent three fiscal years or for the period of time since its organization, whichever is lesser, the investment adviser derived, on an unconsolidated basis, more than 50 percent of (A) its total sales and revenues, and (B), its income (or loss) before income taxes and extraordinary items from such other business or businesses.

     (2) "Advisory person" of a registered investment company or an investment adviser thereof means:

                    (i) Any employee of such company or investment adviser (or of any company in control relationship to such investment company or investment adviser) who, in connection with his regular functions or duties, makes, participates in, or obtains information, regarding the purchase or sale of a security by a registered investment company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

                    (ii) Any natural person in a control relationship to such
               company or investment adviser who obtains information concerning recommendations made to such company with regard to the purchase or sale of a security.

     (3) "Control" shall have the same meaning as that set forth in section 2(a)(9) of the Act [l5 U.S.C. 80a-2(a)(9)].

     (4) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

     (5) "Security" shall have the meaning set forth in section 2(a)(36) of the Act [15 U.S.C. 80a-2(a)(36)], except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

     (6) "Security held or to be acquired" by a registered investment company means any security as defined in this rule which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company.

                     STATEMENT OF POLICY ON INSIDER TRADING
                 UNDER THE INSIDER TRADING AND SECURITIES FRAUD
                             ENFORCEMENT ACT OF 1988

                                  June 20, 1989

In 1988 the President signed into law the Insider Trading and Securities Fraud Enforcement Act (The "Act"). While the Act does not provide a statutory definition of "insider trading," it has effected major changes to the previous law.

SECTION I.  POLICY STATEMENT ON INSIDER TRADING
            -----------------------------------

A.       Statement of Insider Trading Policy

Luther King Capital Management forbids any officer, director or employee from trading, either personally or on behalf of others, including private accounts managed by Luther King Capital Management on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading," Luther King Capital Management's policy applies to every officer, director and employee and extends to activities within and outside their duties at Luther King Capital Management. Every officer, director and employee must read and retain this policy statement. Any questions regarding Luther King Capital Management's policy and procedures should be referred to Scot Hollmann or Jacqui Brownfield.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

* trading by an insider, while in possession of material nonpublic information, or

* trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or * communicating material nonpublic information to others, or trading a security which is the subject of an actual or impending tender offer when in possession of material non public information relating to the offer, or assisting someone who is engaged in any of the above activities

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If after reviewing this policy statement, you have any questions you should consult Scot Hollmann or Jacqui Brownfield.

Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Luther King Capital Management may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

The Supreme Court has held that in close cases doubts about whether or not information is material should be resolved in favor of a finding of materiality. You should also be aware that your judgement regarding materiality may be reviewed by a court or the SEC with the 20/20 vision of hindsight. Any information that, upon disclosure, is likely to have significant impact on the market price of securities should be considered material.

Material information dots not have to relate to a company's business. For example, in Carpenter v. U.S.,108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. To satisfy the dissemination requirement, the stock exchanges require exchange traded issuers to disclose information to:

(1) the national business and financial newswire services (Dow Jones and Reuters), (2) the national services (Associates Press), and (3) The New York Times and The Wall Street Journal. When information appears in one or more of these publications or on the broad tape, it normally can be used immediately as public information. Special consideration must be given to the following:

          a. Local Disclosure. An article in a local newspaper would be sufficient publication for a local company that is only locally traded but not for a national company that is nationally traded.

          b. Information in SEC Reports. In general, you may assume that information in reports filed with the SEC is public. If, however, it comes to your attention that particularly significant information in a report filed with the SEC has not otherwise been disclosed to the public, then you should not make purchases or sales or recommendations on the basis of that information without first discussing the matter with and obtaining authorization from controlling parties of LKCM.

          c. Information in Brokerage Reports. As a general matter, you may assume that information in bulletins published by a brokerage firm is public. As with SEC reports, however, if it comes to your attention that particularly significant information in a brokerage firm report has not otherwise been disclosed to the public, then you should assume that it is nonpublic. In that case, you should not purchase or sell or make recommendations on the basis of that information without first discussing the matter with and obtaining authorization from controlling parties of LKCM.

Tender Offers. Many recent insider trading cases have involved trading in securities which were the subject of actual or impending tender offers. Tender offers are subject to particularly strict regulation under the securities laws. Under no circumstances should you trade in securities while in possession of material nonpublic information regarding a potential tender offer.

         Basis for Liability

         a.       Fiduciary Duty Theory

                  In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S. 445 U.S. 22 (1980).

                  In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders. However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift of reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

                  Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1989, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

SECTION II.    PENALTIES FOR INSIDER TRADING
               -----------------------------

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:1) civil injunctions; 2) treble damages; 3) disgorgement of profits; 4) maximum jail term for criminal securities law violation increased from 5 to 10 years; 5) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, maximum criminal fine for individuals increased from $100,000 to $1,000,000; 6) fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

The act authorizes SEC to award bounty payments to persons who provide information leading to successful prosecution of insider trading violation, Bounty payments are at the discretion of the SEC, but may not exceed 10% of the penalty imposed.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Luther King Capital Management, including dismissal of the persons involved.

SECTTON III.   PROCEDURES
               ----------

A. Procedures to Implement Luther King Capital Management's Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of Luther King Capital Management in avoiding insider trading, and to aid LKCM in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Luther King Capital Management must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult Scot Hollmann or Jacqui Brownfield.

               1. Identifying Inside Information Before trading for yourself or others, including investment companies or private accounts managed by Luther King Capital Management in the securities of a company about which you may have potential inside information, ask yourself the following questions: Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially effect the market price of the securities if generally disclosed? Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? (SEE Section I, 3)

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

                  a. Report the matter immediately to Scot Hollmann or Jacqui Brownfield.

                  b. Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by Luther King Capital Management.

                  c. Do not communicate the information inside or outside Luther King Capital Management, other than to Scot Hollmann or Jacqui Brownfield.

                  d. After Scot Hollmann or Jacqui Brownticld has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

         2.       Personal Securities Trading

         Please see Luther King Capital Management Statement of Policy of Code of Ethics under rule 17 j-l concerning personal transactions.

         3.       Restricting Access to Material Nonpublic Information

         Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Luther King Capital

Management, except as provided in paragraph 1 .a. above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

         4.       Resolving Issues Concerning Insider Trading

         If, after consideration of the items set forth in paragraph I, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with Scot Hollmann or Jacqui Brownfield before trading or communicating the information to anyone.

SECTION IV.   SUPERVISORY PROCEDURES
              ----------------------

The role of Scot Hollmann or Jacqui Brownfield is critical to the implementation and maintenance of Luther King Capital Management's policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications: prevention of insider trading and detection of insider trading.

         1.       Prevention of' Insider Trading

         To prevent insider trading, Scot Hollmann or Jacqui Brownfield should:

               a. provide an educational program to familiarize officers, directors and employees with Luther King Capital Management's policy and procedures,

               b. answer questions regarding Luther King Capital Management's policy and procedures,

               c. resolve issues of whether information received by an officer, director or employee of Luther King Capital Management is material and nonpublic,

               d. review and update, as necessary, Luther King Capital Management's policy and procedures,

               e. when it has been determined that an officer, director, or employee of Luther King Capital Management has material nonpublic information,

                    1. implement measures to prevent dissemination of such information, and

                    2. if necessary, restrict officers, directors and employees from trading the securities.

               2.   Detection of Insider Trading

                  To detect insider trading, Scot Hollmann or Jacqui Brownfield should:

                    a. review the trading activity reports filed by each officer, director and employee,

                    b. review the trading activity of private accounts managed by Luther King Capital Management,

                    c. review trading activity of Luther King Capital Management's own account, and

                    d. coordinate the review of such reports with other appropriate officers, directors or employees or Luther King Capital Management.

                3.  Special Reports to Management

                           Promptly, upon learning of a potential violation or a
                      question concerning LKCM's Policy and Procedures to Detect and Prevent Insider Trading, Scot Hollmann or Jacqui Brownfield should consult Luther King and prepare a written report providing full details and recommendations for further action.

                4.  Annual Reports to Management

                    On an annual basis, Scot Hollmann or Jacqui Brownfield
               should prepare a written report to Luther King setting forth the following:

                    a. full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation,

                    b. an evaluation of the current procedures and any recommendations for improvement, and

                    c. a description of Luther King Capital Management's continuing educational program regarding insider trading, including the dates of such Programs since the last report to Luther King.



                         REPORT OF SECURITY TRANSACTIONS
                       FOR QUARTER ENDED ________________


 Name/ Description      Number Shares          Date of          Price at Which      Bought or Sold      Name of Broker
    of Security                              Transaction           Effected
--------------------- ------------------- ------------------- ------------------- ------------------- -------------------











The above is a record of every transaction in a security which I had, or in which I acquired any direct or indirect beneficial ownership during the period indicated above. I have not opened any other brokerage accounts that I have not informed LKCM of. I continue to abide by the LKCM Code of Ethics.

Date:__________                    Signature:_________________________________



                         DISCLOSURE OF PERSONAL HOLDINGS

This form is to be submitted by all "access persons" upon commencement of their employment with Luther King Capital Management.

I hereby certify that the following is a complete list of the securities and private placements in which I have a direct or indirect beneficial ownership.


  Name/ Description of       Number Shares       Date Acquired     Price at Which          Name of Broker
        Security                                                   Effected
------------------------- -------------------- ------------------- ----------------------- --------------------














Date:_____________                        Signature:___________________________